Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-192507, 333-165268, 333-112831, 333-105767, 333-76798, 333-65636, 333-58634, 333-55644, 333-54278, 333-131705, and 333-83729 on Forms S-8 of our report dated December 24, 2013, relating to the consolidated financial statements of Enterasys Networks, Inc. as of and for the years ended September 30, 2013 and 2012 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to affiliated transactions) and our report dated October 28, 2013, relating to the consolidated financial statements of Enterasys Networks, Inc. as of and for the years ended September 30, 2012 and 2011 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to affiliated transactions)  appearing in this Current Report on Form 8-K/A of Extreme Networks, Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 13, 2014